Exhibit 99

CACI Rejects California State Treasurer Phil Angelides'
Crass, Politically Motivated Antics
Angelides Distorts the Truth, Disregards the Facts, and Spreads Vile Lies as His Latest Publicity Stunt

Arlington, Va., October 19, 2004 - CACI International Inc (NYSE: CAI) responded today to the continuing misguided harassment from California State Treasurer Phil Angelides and the apparent confusion of the California Public Employees Retirement System (CalPERS) regarding the company's work in Iraq. CACI has responsibly cooperated with all government investigations and initiated its own investigation led by outside counsel as soon as the company became of aware of the situation. The CACI board of directors, CACI investors, and CACI employees have been kept informed through regular communication. Angelides' latest demand is ludicrous given that the CACI board of directors is already fully informed about the company's investigation and all other matters relating to CACI's work in Iraq.

Even though CalPERS holds just over one-half percent of CACI shares, the company has gone out of its way to respond to questions raised by the fund and the California State Teachers Retirement System (CalSTERS). CACI recognizes that consideration of investment potential and the company's performance is always a bona fide subject for shareholder evaluation. CACI welcomed the opportunity to engage in a dialogue with the funds on that and related subjects. CACI believes that it has fully responded to the funds' questions with regard to its operational and fiduciary responsibilities in performing its contract work to support the U.S. military mission in Iraq.

California Treasurer Phil Angelides, however, continues to display an appalling ability to distort the truth, disregard the facts, and spread vile lies to the public to promote his political ambitions. Mr. Angelides' latest publicity stunt came, not coincidentally, on the same day that he came under fire in the Wall Street Journal for a questionable track record regarding his role in CalPERS' failure to disclose management and advisory fees CalPERS pays to private equity funds and hedge funds and failure to disclose performance results for its 300-plus private equity funds. The Journal also suggested several instances of potential conflict of interest, citing a history of cronyism among its board members and the companies they invest in. CACI finds Mr. Angelides' behavior to be a disservice to its California members. His posturing as a protector of the moral high ground in reality is a blatant quest for headlines to achieve personal political gain and divert attention from his role at CalPERS.

"Angelides continues to attack CACI with willful misrepresentations about the company's management and conduct as a veil to hide his highly suspect behavior as a CalPERS board member. The unethical actions described in the Wall Street Journal yesterday should compel California voters to demand his immediate resignation," said a company spokesperson. "CACI has not been charged or found guilty of any misconduct. We have said from the beginning that if any of our employees are found guilty of misconduct, we will take appropriate action. The vast majority of our investors continue to support the company, as do our customers. Our financial performance continues to be outstanding and to provide excellent returns for our investors. If Angelides and the fund want to walk away from a more-than 50 percent return on their investment since August of this year in CACI, we fully support their decision."

CACI continues to provide professional interrogation and analyst support services (an intelligence information gathering function) to the U.S. Army in Iraq. Since 1962, the company has successfully provided IT services during nine U.S. Presidential administrations that have had varying policies and objectives. With more than 9,400 employees operating from over 100 office locations in the U.S. and around the world, CACI takes pride in satisfying its customers and in complying with the highest ethical standards.

CACI's advanced information technology solutions and intelligence support services in Iraq enhance military effectiveness. The company's efforts also free troops to concentrate on other critical military missions. Its U.S. military customers in Iraq have commended the company for its performance.

Additional information, news releases, and FAQs on CACI's Iraq business and these related matters is available on CACI's website: www.caci.com.

CACI International Inc provides the IT and network solutions needed to prevail in today's new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,400 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts ("GWACs") and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company's Securities and Exchange Commission filings.

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For information contact:
Jody Brown
Senior Vice President, Public Relations
(703) 841-7801, jbrown@caci.com